Exhibit 99.1

For Immediate Release

Sanaby Health Acquisition Corp. I Announces Pricing of $150 Million Initial Public Offering

Palo Alto, CA – October 14, 2021 -- Sanaby Health Acquisition Corp. I (“Sanaby Health” or the “Company”) today announced the pricing of its initial public offering of 15,000,000 units at a price of $10.00 per unit. The units are expected to be listed on The Nasdaq Global Market and trade under the ticker symbol “SANBU” beginning October 15, 2021. Each unit consists of one share of Class A common stock and one-half of one redeemable warrant, with each whole warrant exercisable to purchase one share of Class A common stock at a price of $11.50 per share. After the securities comprising the units begin separate trading, the shares of Class A common stock and warrants are expected to be listed on Nasdaq under the symbols “SANB” and “SANBW”, respectively. The offering is expected to close on or about October 19, 2021, subject to customary closing conditions.

Sanaby Health is a blank check company whose business purpose is to effect a merger, capital stock exchange, asset acquisition, stock purchase, reorganization, or similar business combination with one or more businesses. While Sanaby Health may pursue a business combination in any industry, sector or geographic region, Sanaby Health intends to identify promising opportunities in the healthcare industry, with a focus on digital health, life science tools and services, and innovative therapeutics. Sanaby Health is led by healthcare industry veterans Sandra Shpilberg, Founder and Chief Executive Officer, Mark Joing, Chief Financial and Operating Officer, and Timothy Zanni, Chairman of the Board.

Cohen & Company Capital Markets (a division of J.V.B. Financial Group, LLC) is acting as an advisor to the Company on the transaction.

BTIG, LLC is acting as the sole bookrunner for the offering. I-Bankers Securities, Inc. is acting as co-manager for the offering. The Company has granted the underwriters a 45-day option to purchase up to an additional 2,250,000 units at the initial public offering price to cover over-allotments, if any.

The offering is being made only by means of a prospectus. When available, copies of the prospectus may be obtained by contacting BTIG, LLC, 65 East 55th Street, New York, NY 10022; Telephone: (212) 593-7555; E-mail: ProspectusDelivery@btig.com.

A registration statement relating to the securities was declared effective by the U.S. Securities and Exchange Commission (the “SEC”) on October 14, 2021. This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

Cautionary Note Concerning Forward-Looking Statements

This press release contains statements that constitute “forward-looking statements,” including with respect to the proposed initial public offering and the anticipated use of the net proceeds. No assurance can be given that the offering discussed above will be completed on the terms described, or at all, or that the net proceeds of the offering will be used as indicated. Forward-looking statements are subject to numerous conditions, many of which are beyond the control of the Company, including those set forth in the “Risk Factors” section of the Company’s registration statement and preliminary prospectus for the Company’s offering filed with the SEC. Copies are available on the SEC’s website, www.sec.gov. The Company undertakes no obligation to update these statements for revisions or changes after the date of this release, except as required by law.

Contact:

Sanaby Health Acquisition Corp. I	The Equity Group Inc.
Sandra Shpilberg, CEO	Devin Sullivan, SVP
(415) 580-1810	(212) 836-9608
info@sanaby.com	dsullivan@equityny.com
www.sanaby.com
Kalle Ahl, VP
(212) 836-9614
kahl@equityny.com